Exhibit 2.1

EXECUTION VERSION

SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

by and among

Vega Links, Inc.,

Stockholders

and

Palomino Laboratories Inc.

Dated as of July 31, 2026

SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

This SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is dated as of July 31, 2026, by and among the stockholders, as listed on Schedule A attached hereto (the “Stockholders”) of Vega Links Inc. (“VLI” or the “Company”), a Delaware corporation, the Company, and Palomino Laboratories Inc., a Delaware corporation (the “Purchaser”). The Company, the Stockholders, and the Purchaser shall collectively be called the (“Parties”)

WHEREAS, VLI is a developer of semiconductor integrated circuits for high speed interconnects (the “Company Business”).

WHEREAS, the Purchaser is a developer and manufacturer of optical products;

WHEREAS, VLI has 11,180,000 shares of common stock, par value $.0001 per share issued and outstanding (the “Shares”);

WHEREAS, the Stockholders directly own one hundred percent (100%) of the Shares, with each Stockholder owning the number and class of Company Shares set forth in Schedule A attached hereto, which represent all of the Company Shares;

WHEREAS, the Stockholders wish to exchange all the Shares with the Purchaser, which Shares are to be exchanged for the Consideration Shares (as defined below), and the Purchaser wishes to acquire all the Shares, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company and the board of directors of the Purchaser, respectively, have approved this Agreement and each of them has determined that this Agreement and the other transactions contemplated hereby are advisable and in the respective best interests of each of the Company and the Purchaser and their respective shareholders; and,

WHEREAS, the Stockholders, the Company and the Purchaser intend for the transactions contemplated in this Agreement to be a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

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Article I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“1933 Act” has the meaning set forth in Section 3.21.

“Accrual Basis” means accrual basis of accounting, prepared in good faith, using accounting methods, practices, principles, policies and procedures consistent with past practices and which reconcile with Tax Returns filed with federal and state taxing authorities for such periods.

“Acquisition Documents” means this Agreement, any report or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” has the meaning set forth in the Preamble.

“Audited Company Financials” has the meaning set forth in Section 5.07.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Delaware or San Francisco, California.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing” has the meaning set forth in Section 2.04.

“Closing Balance Sheet” has the meaning set forth in Section 3.06.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Assets” has the meaning set forth in Section 3.18.

“Company Business” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in Section 3.02.

“Company Disclosure Schedule” means the Company Disclosure Schedule attached hereto, dated as of the Closing Date, delivered by the Stockholders and the Company to the Purchaser.

“Company Intellectual Property” means Intellectual Property owned by the Company.

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“Company IP Agreements” means (a) licenses of Company Intellectual Property by the Company to any third party, (b) licenses of Intellectual Property by any third party to the Company, (c) agreements between the Company and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Company Liabilities” has the meaning set forth in Section 3.07.

“Company Marks” has the meaning set forth in Section 5.03.

“Company Software” means all Software (a) material to the operation of the Company Business or (b) manufactured, distributed, sold, licensed or marketed by the Company.

“Company SPA” has the meaning set forth in Section 5.10.

“Consideration” has the meaning set forth in Section 2.02.

“Consideration Shares” has the meaning set forth in Section 2.01.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Copyrights” means mask works, rights of publicity and privacy, and copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Purchaser will not receive the benefit following the Closing; (b) deferred Taxes; and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in on an Accrual Basis applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Taxes and the current portion of long term debt, determined on an Accrual Basis applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

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“D&O Stockholders” means the two (2) Stockholders who are also directors and officers of the Company: Karthik Gopalakrishnan and Richard Ogawa.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Financial Statements” has the meaning set forth in Section 3.06.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, recorded as capital leases on an Accrual Basis, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (II) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (III) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (IV) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

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“Indemnified Person” has the meaning set forth in Section 5.04(b).

“Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets, (e) Software, (f) know-how, research and development information other information, including formulas, patterns, compilations, program devices, methods, techniques, or processes and all rights to limit the use or disclosure thereof.

“Inventories” means all inventory, merchandise, and goods maintained, held or stored by or for the Company at the Closing, and any prepaid deposits for any of the same.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased by the Company as tenant, or subleased by the Company as sub tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Material Adverse Effect” means any circumstance, change in or effect on (i) the business of the Person or the Person that, individually or in the aggregate with all other circumstances, changes in or effects on such business or Person: (a) is or is reasonably likely to be materially adverse to the operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of such business or Person or, (b) in the case of the Company, is reasonably likely to materially and adversely affect the ability of the Purchaser to operate the Company or conduct the Company Business in the manner in which it is currently or contemplated to be operated or conducted by the Company.

“Material Contract” has the meaning set forth in Section 3.14.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to a limited liability company, the certificate or articles of organization and operating agreement; (c) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; (d) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (e) any amendment to any of the foregoing.

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“Palomino Stock” means the voting common stock of Palomino listed on the OTC Exchange under the symbol OTC:PALX.

“Parties” has the meaning set forth in the preamble.

“Patents” means United States, foreign and international patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule attached hereto, dated as of the Closing Date, delivered by the Purchaser to the Stockholders and the Company.

“Purchaser’s Knowledge” shall mean the actual knowledge of Purchaser’s senior management.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Company Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.06(a).

“Shares” has the meaning set forth in the whereas clause.

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“Stockholder” and “Stockholders” have the meaning set forth in the preamble.

“Stockholders’ Representative” has the meaning set forth in Section 9.04.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Tangible Personal Property” has the meaning set forth in Section 3.17.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind in the nature of taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, whether actually filed or required to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

“Trade Secret” means information, including a formula, pattern, compilation, program device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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Article II

SHARE EXCHANGE

SECTION 2.01. Share Exchange. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Stockholders shall assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, to the Purchaser, free and clear of all Encumbrances, the Shares. As of the Closing, the Shares shall be automatically converted into each Stockholder’s right to receive from the Purchaser the number and nature of shares of the Palomino Stock as outlined in Schedule A, (collectively, the “Consideration Shares”). Each Stockholder’s Consideration Shares will be subject to the vesting schedule agreed to in such Stockholder’s respective Company SPA (defined below), as amended unless otherwise noted on Exhibit A.

SECTION 2.02. Consideration. The total consideration for the Shares (the “Consideration”) shall be 4,472,000 (four million four hundred seventy-two thousand) shares of the Palomino Stock, as shown in Schedule A. The conversion rate is one Share is equal to 4/10 of one share of the Palomino Stock.

SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of documents and signatures (or their electronic counterparts), simultaneously with the execution of this Agreement (the “Closing Date”). The Closing shall be deemed to be effective for all legal, Tax, accounting, financial, business and other purposes as of 5:00 p.m., Pacific Time, on the Closing Date.

SECTION 2.04. Closing Deliveries by the Stockholders and the Company. At the Closing, the Stockholders shall deliver or cause to be delivered to the Purchaser:

(a) a copy of the Articles of Organization of Company (as amended, the “Certificate of Incorporation”);

(b) a true and complete copy of (A) the by-laws of Company and (B) the resolutions and votes duly and validly adopted by the Board of Directors and stockholders of Company, as necessary, evidencing its authorization of the execution and delivery of this Agreement and the Acquisition Documents and the consummation of the transactions contemplated hereby and thereby;

(c) the appointments, effective as of the Closing, of the new officers and directors of the Company, designated by the Purchaser, as set forth on Schedule B;

(d) the resignations, effective as of the Closing, of all of the officers and directors of Company;

(e) good standing certificates for Company from the Secretary of the State of Delaware and from the Secretary of State in each other jurisdiction in which the properties owned or leased by the Company, if any, or the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, if any, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing;

(f) certificate of a duly authorized officer of the Company certifying as to the matters set forth in Section 8.02 (a); and

(i) all other documents, instruments or certificates required to be delivered by the Stockholders or the Company pursuant to this Agreement.

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SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing the Purchaser shall deliver to the Stockholder:

(a) the Consideration Shares, by causing its transfer agent to issue, at or as promptly as practicable after the Closing, the Consideration Shares in book-entry form in the respective names of the Stockholders in the amounts set forth on Schedule A. The Purchaser shall cause its transfer agent to update the stock ledger to reflect the Stockholders as the record owners of the Consideration Shares and shall deliver, or cause its transfer agent to deliver, to each Stockholder a Direct Registration System statement or other customary evidence of ownership of such Consideration Shares, together with the name and contact information of the Purchaser’s transfer agent and instructions for establishing an account with such transfer agent. The Consideration Shares shall be duly authorized, validly issued, fully paid and nonassessable. The Purchaser shall deliver to its transfer agent all instructions, legal opinions and other documents reasonably required to permit the issuance of the Consideration Shares on the Closing Date;

(b) a true and complete copy of the resolutions duly and validly adopted by the board of directors of the Purchaser, as necessary, evidencing its authorization of the execution and delivery of this Agreement and the Acquisition Documents and the consummation of the transactions contemplated hereby and thereby;

(c) certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01 (a);

(a) good standing certificates for the Purchaser from the Secretary of the State of Delaware and from the Secretary of State in each other jurisdiction in which the properties owned or leased by the Purchaser, if any, or the operation of its business in such jurisdiction, requires the Purchaser to qualify to do business as a foreign corporation, if any, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing; and

(d) all other documents, instruments or certificates required to be delivered by the Stockholders or the Company pursuant to this Agreement.

SECTION 2.06. Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by each Party in connection with the matters contemplated by this Agreement shall be borne by the Party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, or advisors retained by such Party; provided, that the Purchaser shall be responsible for all fees and expenses of the Company for attorneys and accountants.

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Article III

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS and the COMPANY

As an inducement to the Purchaser to enter into this Agreement, the Company and with respect to Section 3.22 only, the Stockholders, as applicable under this Article III, hereby severely represent and warrant to the Purchaser, except as set forth on the Company Disclosure Schedule attached hereto, which exceptions shall be deemed to be part of the representations and warranties made hereunder, as follows. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article III.

SECTION 3.01. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company and has all necessary power and authority to (i) own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Company Business as it has been and is currently conducted, (ii) enter into this Agreement, (iii) carry out its obligations hereunder and (iv) consummate the transactions contemplated hereby. Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company, its board of directors and its stockholders. All corporate actions taken by the Company has been duly authorized, and Company has not taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of such company’s Organizational Documents. A true and correct copy of the Organizational Documents of Company which are in effect on the date, have been delivered by the Company to the Purchaser. This Agreement has been duly executed and delivered by the Company and the Stockholders, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes legal, valid and binding obligations of the Company, and the Stockholders, enforceable against Company and the Stockholders in accordance with their respective terms.

SECTION 3.02. Capitalization. The authorized capital of Company consists, immediately prior to the Closing, of only 20,000,000 shares of common stock, $0.0001 par value per share (the “Company Common Stock”), 11,180,000 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Company Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Company holds no Common Stock in its treasury. Except as set forth in Section 3.02 of the Company Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Company any shares of Company Common Stock or any securities convertible into or exchangeable for shares of Company Common Stock. Other than as contemplated by this Agreement, Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock. The Company has no other class of shares other than its common stock.

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SECTION 3.03. Corporate Books and Records. The minute books of Company contain accurate records of all meetings and accurately reflect all other actions taken by the officers and directors of Company. Complete and accurate copies of all such minute books of Company have been provided by the Company to the Purchaser.

SECTION 3.04. No Conflict. Other than set forth on Section 3.04 of the Company Disclosure Schedule, except as may result from any facts or circumstances relating solely to the Purchaser, the execution and the consummation of the of the transaction contemplated hereby do not and will not (a) violate, conflict with or result in the breach of any provision of Organizational Documents of Company, or (b) conflict with or violate any Law or Governmental Order applicable to the Company or any of its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or any of the Company Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which either Company is a party or by which any of the Shares or any of such assets or properties is or may be bound or affected which would individually or in the aggregate have a Material Adverse Effect, on the Company or adversely affect the ability of the Company to carry out its obligations hereunder, and to consummate the transactions contemplated by, this Agreement.

SECTION 3.05. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Company does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

SECTION 3.06. Financial Information; Books and Records. (a) True and complete copies of (i) the Closing Balance Sheet, and (ii) the balance sheet of the Company for the months in year as of June 30, 2026, and the related statements of income, retained earnings, and cash flow of the Company, together with all related notes and schedules thereto (collectively referred to herein as the “Financial Statements”) have been delivered by the Stockholders to the Purchaser. The Closing Balance Sheet (A) was prepared in accordance with the books of account and other financial records of the Company, (B) presents fairly the financial condition of the Company as of the date thereof, (C) has been prepared on an Accrual Basis, and (D) includes all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company Business as of the date thereof. The Financial Statements (I) were prepared in accordance with the books of account and other financial records of the Company, (II) present fairly the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, (III) have been prepared on an Accrual Basis, and (IV) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company Business as of the dates thereof or for the periods covered thereby.

(b) All books of account and other financial records of the Company have been delivered by the Company to the Purchaser and (i) reflect all items of income and expense and all Company Assets and Company Liabilities required to be reflected therein on an Accrual Basis, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

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SECTION 3.07. Absence of Undisclosed Liabilities. There are no Liabilities of the Company (“Company Liabilities”), other than Liabilities reflected or reserved against on the Closing Balance Sheet. Reserves are reflected on the Closing Balance Sheet against all Company Liabilities in amounts that have been established on a basis consistent with the past practices of the Company, on an Accrual Basis.

SECTION 3.08. Receivables. The Company has no Receivables.

SECTION 3.09. Inventories. The Company carries no Inventories.

SECTION 3.10. Acquired Assets. Since its formation, all the Company Assets have been acquired for consideration not less or greater than the fair market value of such Company Assets at the date of such acquisition.

SECTION 3.11. Conduct in the Ordinary Course. Since its formation, the Company Business has been conducted in the ordinary course.

SECTION 3.12. Litigation. There are no Actions by or against Company, including those relating to the Company Business, or affecting any of the Company Assets or the Company Business pending before any Governmental Authority which has or could result in a Material Adverse Effect. None of the Company Assets, are subject to any Governmental Order nor, are there any such Governmental Orders threatened to be imposed by any Governmental Authority which has or had or could have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, or the consummation of the transactions contemplated hereby.

SECTION 3.13. Compliance with Laws. Company is not in violation of any Laws or Governmental Orders, including those that are applicable to the conduct of the Company Business or the ownership or use of any of the Company Assets. Company has not received, any notice or other communication from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any Law, including those that are applicable to the conduct of the Company Business or the ownership or use of any of the Company Assets. There are no legal or other similar proceedings pending or threatened against Company, including those that are applicable to the conduct of the Company Business or the ownership or use of any of the Company Assets by any Governmental Authority, nor are there any outstanding orders limiting Company in the operation of the Company Business.

SECTION 3.14. Material Contracts. (a) Section 3.14 of the Company Disclosure Schedule lists all contracts and agreements (including oral agreements) of the Company (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any Real Property, all Company IP Agreements listed or otherwise set forth in Section 3.15 (a) of the Company Disclosure Schedule, and all contracts, agreements, leases and subleases relating to Tangible Personal Property listed or otherwise set forth in Section 3.17 of the Company Disclosure Schedule, being “Material Contracts”).

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SECTION 3.15. Intellectual Property. Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all Patents, Trademarks, Copyrights and domain names included in the Company Intellectual Property, (ii) all Company IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses that are not material to the Company Business, and (iii) other Company Intellectual Property material to the Company Business.

(b) The operation of the Company Business as currently conducted or as contemplated to be conducted, the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith and the Company’s transmission, use, linking and other practices related to the operation of their web sites in connection with the Company Business, the content thereof and the advertisements contained therein, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no Actions or Claims are pending or threatened against any Stockholder or the Company alleging any of the foregoing.

(c) The Company is the exclusive owner of the entire and unencumbered right, title and interest in and to the Company Intellectual Property and the Company has a valid right to use the Company Intellectual Property and Licensed Intellectual Property in the ordinary course of the Company Business as currently conducted or as contemplated to be conducted.

(d) No Company Intellectual Property or any Licensed Intellectual Property, is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(e) The Company Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the Company Business, and there are no other items of Intellectual Property that are material to the ordinary day-to-day conduct of the Company Business. The Company Intellectual Property and the Licensed Intellectual Property, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(f) No Actions or Claims have been asserted or are pending or, threatened against the Stockholder or the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Company Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(g) No Person is engaging in any activity that infringes the Company Intellectual Property or Licensed Intellectual Property. The Company has not granted any license or other right to any third party with respect to the Company Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Intellectual Property.

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(h) The Company Software is free of all viruses, worms, trojan horses and other material known malware and does not contain any bugs, errors or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. The Company has obtained all approvals necessary for exporting the Company Software outside the United States and importing the Company Software into any country in which the Company Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. No rights in the Company Software have been transferred to any third party except to the customers of the Company Business to whom the Company has licensed such Company Software in the ordinary course of business. The Company has the right to use all software development tools, library functions, compilers, and other third party software that are material to the Company Business or that are required to operate or modify the Company Software.

(i) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Trade Secrets and other confidential Intellectual Property used in connection with the Company Business. There has been (i) no misappropriation of any material Trade Secrets or other material confidential Intellectual Property used in connection with the Company Business by any Person, (ii) no employee, independent contractor or agent of the Company has misappropriated any Trade Secrets or other confidential Intellectual Property of any other Person in the course of performance as an employee, independent contractor or agent of the Company Business, and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

SECTION 3.16. Real Property. The Company owns no real property, and owns no buildings and other structures, facilities or improvements currently or hereafter located on any real property nor does the Company have any Leased Real Property.

SECTION 3.17. Tangible Personal Property. Section 3.17 of the Company Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personal property, vehicles, rolling stock and other tangible personal property (the “Tangible Personal Property”) used in the Company Business or owned or leased by the Company.

SECTION 3.18. Company Assets. The Company owns, leases or has the legal right to use all the properties and assets of the Company, including the Company Intellectual Property, the Licensed Intellectual Property, the Company IP Agreements, the Leased Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Company Business or otherwise owned, leased or used by the Company, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or in or relating to the conduct of the Company Business, all of which properties, assets and rights constitute the “Company Assets”.

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SECTION 3.19. Taxes. (a) (i) All Tax Returns required to be filed by or with respect to the Company have been timely filed; (ii) all Taxes due in respect of the Company have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either relates to the activities or income of the Company or could result in liability of the Company on the basis of joint and/or several liability) and no basis exists for any such adjustment; (v) there are no pending or threatened Actions for the assessment or collection of Taxes against the Company or (insofar as relates to the activities or income of the Company) any Person that was included in the filing of a Tax Return with the Company on a consolidated or combined basis; (vi) there are no Tax liens on any assets of the Company; (vii) neither the Company nor any Affiliate is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4) of the Code); (viii) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the Regulations under Section 83 will occur in connection with the transactions contemplated by this Agreement; (ix) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (x) the Company has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (xi) the Company is not doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company to the effect that the filing of Tax Returns may be required; (xii) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (xiii) the Company is not subject to any accumulated earnings tax, personal holding company Tax or similar Tax; and (xiv) any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which such Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(b)(i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of the Company; (iii) there are no proposed reassessments of any property owned by the Company or other proposals that could increase the amount of any Tax to which the Company would be subject; (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company; (v) the Company has not received any indication from any Governmental Authority that an audit, assessment, or other exam or inquiry of any kind related to Taxes is or will be proposed or pending; (vi) the Company does not own any interest in any entity, or is party to any arrangement, that is treated as a partnership for U.S. federal income tax purposes; and (vii) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting or use of an impermissible method of accounting under Section 481 of the Code, (B) closing agreement under Section 7121 of the Code, (C) deferred intercompany gain or excess loss account under Regulations under Section 1502 of the Code, (D) election under Section 108(i) of the Code (or, with respect to each of items (A), (B), (C) or (D), under any similar provision of Law), (E) any transaction accounted for under the installment method, long-term contract method, cash method, or open transaction method of accounting, or (F) receipt of a prepaid amount.

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(c) Section 3.19 of the Company Disclosure Schedule lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to the Company and indicates all Tax Returns that currently are the subject of audit; (ii) the D&O Stockholders or the Company have delivered correct and complete copies of all income, franchise and similar Tax Returns (federal, state, local and foreign), examination reports, and statements of deficiencies assessed against or agreed to by the Company since 2026; and (iii) the Stockholders or the Company have no tax-sharing or allocation agreements or arrangements involving the Company (other than any agreements or arrangement entered into in the ordinary course of business and not principally concerning Taxes).

(d) On the Closing Balance Sheet, reserves and allowances have been provided, and on the Closing Balance Sheet, reserves and allowances will be provided, in each case adequate to satisfy all Liabilities for Taxes relating to the Company for all taxable periods through the Closing (without regard to the materiality thereof).

(e) The Company is and has at all times been resident for Tax purposes in the United States and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). The Company is not subject to Tax in any jurisdiction other than the United States by virtue of having a permanent establishment, place of business or source of income in that jurisdiction. The Company is not liable for any Tax as the agent of any other Person or business or constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

SECTION 3.20. Certain Business Practices. None of the Stockholders (in their capacity as directors, officers, agents, representatives, consultants or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Company or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Company Business.

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SECTION 3.21 Exemption from Registration. The Consideration Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or registered or qualified under applicable state securities laws in reliance upon certain exemptions from such registration and qualification. The Consideration Shares must be held indefinitely and may not be resold, transferred or otherwise disposed of without registration under the 1933 Act and registration or qualification under applicable state securities laws or an opinion of counsel, in form and substance satisfactory to the Purchaser, that such registration and qualification is not required or pursuant to Rule 144 under the 1933 Act.

SECTION 3.22 Investment Representations. In connection with the receipt of the Consideration Shares:

(a) The Stockholders are aware of the Purchaser’s business affairs and financial condition and has acquired sufficient information, including by reviewing documents filed by the Purchaser with the SEC, about the Purchaser to reach an informed and knowledgeable decision to acquire the Consideration Shares. The Stockholders are acquiring the Consideration Shares for investment for each Stockholder’s own account, respectively, and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the 1933 Act or under any applicable state securities laws. The Stockholders do not have any present intention to transfer the Consideration Shares to any other party. The Stockholders understand that the exemption from registration under the 1933 Act for the delivery of the Consideration Shares depends in part upon the bona fide nature of the Stockholders’ investment intent as expressed in this Agreement.

(b) The Stockholders understand that the Consideration Shares are “restricted securities” under federal and state securities laws and that, pursuant to these laws, the Stockholders must hold the Consideration Shares indefinitely unless they are registered and qualified under such laws or an exemption from such registration and qualification is available. The Stockholders acknowledge that the Purchaser has no obligation to register or qualify the Consideration Shares for resale. The Stockholders further acknowledge that, if an exemption from registration or qualification is available, it may be conditioned on certain requirements, including, but not limited to, the time and manner of sale, the holding period for the Consideration Shares and requirements relating to the Purchaser, which are outside of the Stockholders’ control and which the Purchaser is under no obligation, and may not be able, to satisfy.

(c) The Stockholders believe that an investment in the Consideration Shares is suitable for the Stockholders based on the Stockholders’ investment objectives and financial needs, and the Stockholders are able to bear the economic risk of an investment in the Consideration Shares. The Stockholders have such knowledge and experience in financial and business matters as to make the Stockholders capable of evaluating the risks of the prospective investment and to make an informed investment decision and are able to bear the economic risk of an investment in the Consideration Shares. The Stockholders have either (i) preexisting personal or business relationships with the Purchaser or any of its officers, directors or controlling persons, or (ii) the capacity to protect the Stockholders’ own interests in connection with the acquisition of the Consideration Shares by virtue of the business or financial expertise of the Stockholders or professional advisors to the Stockholders who are unaffiliated with and who are not compensated by the Purchaser or any of its affiliates, directly or indirectly.

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(d) The Stockholders realize that an investment in the Consideration Shares is highly speculative and involves a high degree of risk.

(e) It is understood that the Exchange Shares will bear the following legend or another legend that is similar to the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable.

SECTION 3.23 Brokers. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, advisor or agent with respect to the transactions contemplated hereunder for which Purchaser may become liable.

Article IV

representations and warranties
of the purchaser

As an inducement to the Stockholders to enter into this Agreement, the Purchaser hereby represents and warrants to the Stockholders, except as (a) set forth on the Purchaser Disclosure Schedule attached hereto, which exceptions shall be deemed to be part of the representations and warranties made hereunder, and (b) as disclosed in the Purchaser’s SEC filings (to the extent the qualifying nature of such disclosure is readily apparent from the content of such filings), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, as follows. The Purchaser Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article IV.

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SECTION 4.01. Organization and Authority of the Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by each of the Stockholders and Company, this Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Stockholders and the Company, the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the of the transaction contemplated hereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Purchaser, (b) conflict with, or violate any Law or Governmental Order applicable to and the consummation of the of the transaction contemplated hereby or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party which would individually or in the aggregate have a Material Adverse Effect, on the Purchaser or adversely affect the ability of the Purchaser to carry out its obligations hereunder, and to consummate the transactions contemplated by, this Agreement.

SECTION 4.03. Government Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Company solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution of the Company’s capital stock within the meaning of applicable securities Laws.

SECTION 4.05. Litigation. No Action by or against the Purchaser are pending before any Governmental Authority which has or could result in a Material Adverse Effect (or, to the Knowledge of the Purchaser, threatened to be brought by or before any Governmental Authority) or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.06. SEC Reports; Disclosure Controls.

(a) The Purchaser has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC under the Securities Exchange Act of 1934, as amended, during the twelve (12) months preceding the date of this Agreement (collectively, the “SEC Reports”).

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(b) As of its respective filing date (or, if amended, as of the date of such amendment), each SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as applicable, and the rules and regulations of the SEC thereunder.

(c) None of the SEC Reports, at the time they were filed (or, if amended, at the time of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Purchaser is, and immediately following the Closing will continue to be, current in its reporting obligations under the Securities Exchange Act of 1934, as amended, except to the extent any filing becomes due after the Closing Date.

(e) The Purchaser is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and has maintained its status as a reporting company. The Purchaser is not aware of any pending action by the SEC or OTC Markets Group that would reasonably be expected to result in the suspension or termination of trading of the Purchaser’s common stock or the revocation of the registration of such securities under the Exchange Act.

SECTION 4.07. Capitalization; Consideration Shares; SEC Reporting.

(a) The Purchaser has sufficient authorized and unissued shares of its common stock to issue all of the Consideration Shares contemplated by this Agreement. The Consideration Shares have been duly authorized and, upon issuance in accordance with this Agreement, will be validly issued, fully paid and nonassessable, free of any preemptive rights or similar rights arising under the Purchaser’s Organizational Documents or applicable Law.

(b) The Purchaser is in compliance in all material respects with the applicable continued reporting and quotation requirements of the OTC Markets Group applicable to the Purchaser and, to the Purchaser’s Knowledge, there is no pending or threatened action by the SEC, FINRA or the OTC Markets Group to suspend trading in, revoke the registration of, or terminate the quotation of the Palomino Stock.

SECTION 4.06. Brokers. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, advisor or agent with respect to the transactions contemplated hereunder for any Person other than the Purchaser may become liable.

Article V

additional agreements

SECTION 5.01. Access to Information. In order to facilitate the resolution of any Claims made against or incurred by the Stockholders prior to the Closing, for a period of two (2) years following the Closing, the Purchaser shall (i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Stockholders and (ii) upon reasonable notice, afford the Stockholders’ Representative, provided such Stockholders’ Representative executes a non-disclosure agreement in a form reasonably acceptable to the Purchaser, reasonable access (including the right to make, at the Stockholders’ expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records to Tax matters shall be retained pursuant to the periods set forth in Article VII.

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(b) Neither the Purchaser nor the Company shall be obligated to provide any other party with access to any books or records (including personnel files) pursuant to this Section 5.01 where such access would violate any applicable Law.

SECTION 5.02. Regulatory and Other Authorizations; Notices and Consents. The Stockholders and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company or the Company Business any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company is a party, which contains a change of control clause and which is not obtained prior to the Closing, the Stockholders will, subsequent to the Closing, cooperate with the Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Stockholders shall provide the Purchaser with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement at the written request and approval of the Purchaser, and, if the Stockholders provide such rights and benefits, the Purchaser shall assume the obligations and burdens thereunder.

SECTION 5.03. Use of Intellectual Property. (a) The Stockholders acknowledge that from and after the Closing, the name “Vega Links” and all similar or related names, marks and logos (all of such names, marks and logos being the “Company Marks”) shall be owned by the Purchaser, that neither any Stockholder nor any of its Affiliates shall have any rights in the Company Marks and that neither any Stockholder nor any of its Affiliates will contest the ownership or validity of any rights of the Purchaser in or to the Company Marks.

(b) After the Closing, neither any Stockholder nor any of its Affiliates shall use any of the Company Intellectual Property or any of the Licensed Intellectual Property, unless such use is in connection with the Stockholders’ or any of their Affiliates’ employment or contractual arrangement by the Purchaser.

SECTION 5.04. Release of Indemnity Obligations. Each Stockholder who is a service provide to the Company covenants and agrees, as promptly as practicable after the Closing, to execute and deliver to the Company, for the benefit of the Company, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Company from any and all obligations to indemnify such service provider or otherwise hold him harmless pursuant to any agreement or other arrangement entered into prior to the Closing, except in connection with any outstanding reimbursement obligations for Company related expenses incurred by such service provider in accordance with Company policies.

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(b) From and after the Closing, the Purchaser shall cause the Company to honor and fulfill all rights to indemnification, advancement of expenses and exculpation existing in favor of any current or former director or officer of the Company (each an “Indemnified Person”) arising out of acts or omissions occurring at or prior to the Closing whether such rights arise under the Company’s Organization Documents any indemnification agreement or applicable law as in effect at the Closing or subsequently. The obligations of Purchaser under this Section 5.04(b) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs and legal representatives.

SECTION 5.05. Further Action. Each of the Parties shall cooperate with each other to facilitate the orderly transition of management of the Company to Purchaser and maintenance of the Company Business, including but not limited to, certifying, executing or transferring all necessary documents and information to Purchaser as may be reasonably required by Purchaser. Each of the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

SECTION 5.06. Confidentiality. The Stockholders agree to, and shall cause the Company and its agents, representatives, Affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to Intellectual Property, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of customer contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company Business and the Company, (b) in the event that any Stockholder or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser or the Company may seek a protective order or other remedy or waive compliance with this Section 5.06, (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.06, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of any Stockholder or the Company or any of its agents, representatives, Affiliates, employees, officers or directors and destroy any and all additional copies then in the possession of any Stockholder or the Company or any of its agents, representatives, Affiliates, employees, officers or directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by any Stockholder, or by the Company or its agents, representatives, Affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Stockholders agree and acknowledge that remedies at law for any breach of its obligations under this Section 5.06 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

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SECTION 5.07. Financial Statements. (a) The D&O Stockholders shall use their reasonable commercial efforts to assist the Company in the preparation and delivery, (i) as promptly as practicable and no later than sixty-five (65) days after the date hereof, the completed audited financial statements covering the Company’s operations since its formation (including any related notes thereto) and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows, each audited by a PCAOB qualified auditor in accordance with PCAOB standards (the “Audited Company Financials”); provided the Company and/or Purchaser shall pay for and provide all resources necessary to prepare such financial statements. Nothing set forth in this Section 5.07 shall create any liability for such D&O Stockholder.

(b) From and after the Closing, the D&O Stockholders shall use their commercially reasonable efforts, in connection with the filing of any applicable SEC filings, to cooperate with the Company in connection with the preparation of pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings at the Purchaser’s expense.

SECTION 5.08 Consistent Treatment. The Stockholders and the Purchaser agree to treat the transactions contemplated by this Agreement as a reorganization within the meaning of Code Section 368(a)(1)(B).

SECTION 5.09 Company Stock Purchase Agreements. The boards of directors of the Company and the Purchaser have adopted resolutions, and the Company and the Purchaser shall take, as applicable, all actions necessary to effect the following:

(a) Effective as of the Closing, and without any action on the part of the Stockholders party to those certain 2026 Stock Purchase Agreements between the Company and each Stockholder set forth on Schedules 3.02 and 3.14 of the Company Disclosure Schedule (the “Company SPAs”), each Company SPA shall be assumed by the Purchaser with substantially similar terms and conditions, unless otherwise amended pursuant to this Agreement or as mutually agreed to by the parties thereto, including as outlined in Schedule A. As soon as reasonably practicable after the Closing, the Purchaser shall deliver an appropriate notice setting forth Stockholders rights pursuant to their respective Company SPA, as amended by this Agreement.

(b) Each Stockholder who is a party to a Company SPAs which contains vesting that survives the Closing, hereby agrees that the Purchaser assumes effective as of the Closing, all rights and obligations with respect to the terms of such vesting.

(c) Eleven of the Stockholders, as clearly designated on Schedule A, hereby agree to waive any right they may have under the change of control provisions of their respective Company SPA, including to the accelerated vesting of their respective Shares due to a change of control.

SECTION 5.10 Stockholder Lock-up Agreements. As promptly as practicable after the Closing, certain Stockholders as designated on Schedule A, shall each enter into a Lock-up Agreement with the Purchaser on substantially similar terms and conditions as the Purchaser’s, f/k/a Unite Acquisition 3 Corp.’s, September 29, 2025 lock-up agreement with certain of Purchaser’s stockholders.

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Article VI

employee matters

SECTION 6.01. Employee Matters. There are no Employees and there are no Company employee benefit plans.

Article VII

tax matters

SECTION 7.01. No Tax Indemnity. Effective as of the Closing, the Purchaser acknowledges and agrees that it is acquiring the Company “as is” with respect to all Tax matters. Except in the case of fraud by such Stockholder, no Stockholder shall have any liability or obligation to indemnify or reimburse the Purchaser, the Company or any other Person for any Taxes of the Company whether attributable to periods before, on or after the Closing Date.

SECTION 7.02. Tax Cooperation and Exchange of Information. The D&O Stockholders and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company to provide such cooperation and information) in (a) filing any Tax Return, amending Tax Return or claim for refund, (b) determining a liability for Taxes or a right to a refund of Taxes, or (c) participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns (or portions thereof) of the Company, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The D&O Stockholders and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section. Notwithstanding anything to the contrary in this Agreement, each of the Company and the Purchaser shall retain all Tax Returns, work papers and all other material Tax records or other documents in its possession (or in the possession of its Affiliates) of the Company for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions and (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Company or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after ninety (90) days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or Claims for refund or in conducting an audit or other proceeding. Nothing set forth in this Section 7.03 shall create any liability for such D&O Stockholder.

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SECTION 7.03. Miscellaneous. (a) The Stockholders and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company) under this Article VII, under other indemnity provisions of this Agreement as adjustments to the Consideration for Tax purposes and that such treatment shall govern for purposes except to the extent that the Laws of a particular jurisdiction provide otherwise.

(b) Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the parties with respect to any and all Tax matters shall be governed solely by this Article VII.

Article VIII

CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of the Stockholders and the Company. The obligations of the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any Stockholder, the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement and the Acquisition Documents which, in the reasonable, good faith determination of the Stockholders, is likely to render it impossible or unlawful to consummate such transactions; or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole discretion of the Stockholders, the consummation of the transactions contemplated by this Agreement, provided, however, that this Section 8.01(b) shall not apply if the Stockholders or the Company has directly or indirectly solicited or encouraged any such Action;

(c) Consents and Approvals. The Purchaser shall have received, each in form and substance reasonably satisfactory to the Stockholders, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates necessary for the consummation of the transactions contemplated by this Agreement and the Acquisition Documents; and

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(d) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect.

SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of each Stockholder and the Company contained in this Agreement shall be true and correct as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing, and (ii) the covenants and agreements contained in this Agreement to be complied with by each Stockholder and the Company on or before the Closing shall have been complied with in all material respects;

(b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any Stockholder, the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement and the Acquisition Documents which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole discretion of the Purchaser, the consummation of the transactions contemplated by this Agreement provided, however, that this Section 8.02(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

(c) Consents and Approvals. The Stockholder shall have received, each in form and substance reasonably satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates necessary for the consummation of the transactions contemplated by this Agreement and the Acquisition Documents, including all third party consents required under any Material Contracts; and

(d) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect.

Article IX

SURVIVAL

SECTION 9.01 Survival. The Parties agree that the covenants and agreements contained in this Agreement that by their terms are to be performed at or after the Closing shall survive the Closing in accordance with their respective terms. Except for such surviving covenants and agreements, all representations and warranties of the Stockholders and the Company contained in this Agreement or in any certificate or other document delivered pursuant hereto shall terminate automatically upon the Closing and shall thereafter be of no further force or effect.

SECTION 9.02 No Recourse. From and after the Closing, the Stockholders shall have no liability or obligation to the Purchaser, the Company, any other Stockholder or any of their respective Affiliates for any breach of any representation or warranty contained in this Agreement or otherwise arising out of or relating to this Agreement or the transactions contemplated hereby, and no claim for indemnification, damages or other recovery may be asserted against any Stockholder with respect thereto, except in the case of fraud by such Stockholder.

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Article X

GENERAL PROVISIONS

SECTION 10.01. Notices. All notices, requests, Claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by email with confirmed receipt or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

(a)	if to the Stockholders or, prior to Closing, the Company:

Karthik Gopalakrishnan
Address: 11103 Wilkinson Avenue, Cupertino, CA. 95014
Email: karthiksg@yahoo.com

with a copy (which shall not constitute notice) to:

Allison Leopold Tilley
Pillsbury Winthrop Shaw and Pittman LLC
2400 Hanover St, Palo Alto, CA 94304
Email: Allison@pillsburylaw.com

(b)	if to the Stockholders after the Closing:

Karthik Gopalakrishnan
Address: 11103 Wilkinson Avenue, Cupertino, CA. 95014
Email: karthiksg@yahoo.com

(c)	if to the Purchaser:

Palomino Laboratories Inc.
Address: 130 Castilian Drive, Suite 102,
Goleta, CA, 93117
Email: jeff@palominolabs.ai
Attention: Jeffrey Shealy, CEO

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with a copy (which shall not constitute notice) to:

The Crone Law Group
420 Lexington Avenue, Suite 2446
New York, New York 10170
Email:	tfort@cronelawgroup.com
sthomas@cronelawgroup.com
Attention:	Tammara Fort
Samara Thomas

SECTION 10.02. Public Announcements. Neither Party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 10.03. Entire Agreement. This Agreement and the Acquisition Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Stockholders and the Purchaser with respect to the subject matter hereof and thereof. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by the Parties.

SECTION 10.04. Stockholders’ Representative. Concurrent with the execution and delivery of this Agreement, each of the Stockholders shall be deemed to appoint Karthik Gopalakrishnan as their agent, representative and attorney-in-fact (the “Stockholders’ Representative”) and Karthik Gopalakrishnan agrees to act as the Stockholders’ Representative. Stockholders’ Representative shall, on behalf of the Stockholders (i) give and receive notices and communications, (ii) review, negotiate, agree to and settle claims and disputes relating to this Agreement and the transactions contemplated herein, (iv) take all actions necessary or appropriate in the judgment of Stockholders’ Representative for the accomplishment of the foregoing and (v) perform other functions specified in this Agreement. Any notices delivered to Stockholders’ Representative pursuant to this Agreement shall be deemed delivered to all the Stockholders. A decision, act, consent, or instruction of the Stockholders Representative shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon each of the Stockholders. The Purchaser and the Company may rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each of the Stockholders, and the Purchaser and the Company are hereby relieved from any liability to any Person for any acts done in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.

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SECTION 10.05. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Stockholders and the Purchaser (which consent may be granted or withheld in the sole discretion of the Stockholders or the Purchaser) and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Stockholders (so long as Purchaser remains an obligor thereof until it is satisfied).

SECTION 10.06. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Stockholders and the Purchaser or (b) by a waiver in accordance with Section 10.06.

SECTION 10.07. Waiver. Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of another Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 10.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

SECTION 10.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding choice-of-law principles.

SECTION 10.10. Jurisdiction. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any California state court or the United States District Court for the Northern District of California.

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SECTION 10.11. Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

SECTION 10.12. Dispute Resolution. If the Parties should have a dispute arising out of or relating to this Agreement or the Parties’ respective rights and duties hereunder, then the Parties will first refer the issue (to the exclusion of a court of law) to good faith non-binding arbitration in San Francisco, California conducted by and governed by the commercial rules of the American Arbitration Association. This agreement to arbitrate any disputes shall extend to any claims against any Affiliate of the Company and the Purchaser and, when acting in such capacity, to any officer, director, shareholder, employee, or agent of each Party. The arbitrator shall have the same, but no greater, remedial authority than would a court hearing the same dispute and shall have the authority to order such discovery as is agreed upon by the parties or as the arbitrator deems appropriate. The arbitrator shall issue a written award and decision explaining the basis for it. The award of the arbitrator shall be non-binding. Each Party shall pay its own costs, expenses, and attorneys’ fees and half of the arbitrator’s costs and fees. The arbitration shall be conducted in San Francisco, California, at a time and place to be determined by the arbitrator unless the Parties agree otherwise.

SECTION 10.13. Currency. Unless otherwise specified in this Agreement, the symbol $ and all other references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.14. Several and not Joint Obligations. All obligations of the Company and the Stockholders under this Agreement, any schedule hereto or any other referenced document, are several and not joint obligations.

SECTION 10.15. Counterparts. This Agreement may be executed in multiple separate counterparts, each of which shall be deemed to be an original, and all such separate counterparts shall constitute but one instrument. Signatures of the Parties transmitted by facsimile, portable document format (“.pdf”) or other electronic means shall be deemed to be their original signatures for all legal and other purposes.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Stockholders, the Company and the Purchaser has caused this Agreement to be executed as of the date first written above including, as applicable, by their respective officers thereunto duly authorized.

PALOMINO LABORATORIES INC.

By:	/s/Jeffrey B. Shealy
Name:	Jeffrey B. Shealy
Title:	Chief Executive Officer

VEGA LINKS, INC.

By:	/s/Karthik Gopalakrishnan
Name:	Karthik Gopalakrishnan
Title:	Chief Executive Officer

STOCKHOLDERS

By:	/s/Mathew August
Name:	Mathew August

By:	/s/Abhishek Bhat
Name:	Abhishek Bhat

By:	/s/Sudeep Bhoja
Name:	Sudeep Bhoja

By:	/s/Karthik Gopalakrishnan
Name:	Karthik Gopalakrishnan

By:	/s/Maggie Nguyen
Name:	Maggie Nguyen

By:	/s/Richard Ogawa
Name:	Richard Ogawa

By:	/s/Rajeshmohan Radhamohan
Name:	Rajeshmohan Radhamohan

By:	/s/Gopal Raghavan
Name:	Gopal Raghavan

By:	/s/Farhad Shakeri
Name:	Farhad Shakeri

By:	/s/Hari Shankar
Name:	Hari Shankar

By:	/s/Allison Leopold Tilley
Name:	Allison Leopold Tilley

By:	/s/Vicky Xiao
Name:	Vicky Xiao

Schedule A

Stockholders and Shares

(see attached)

Schedule B

(see attached)

COMPANY DISCLOSURE SCHEDULE

(see attached)

PURCHASER DISCLOSURE SCHEDULE

(see attached)